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                                                                     EXHIBIT 5

                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108

TELEPHONE: (617) 573-0100                            FACSIMILE: (617) 227-4420

                                 July 27, 2001

Genzyme Corporation
One Kendall Square
Cambridge, MA 02139

         We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of up to $575,000,000 in aggregate principal amount of 3% Convertible Subordinated Debentures Due May 15, 2021 (the "Debentures") and the shares of Genzyme General Division common stock, $0.01 par value per share, issuable upon conversion of the Debentures (the "Conversion Shares"). The Debentures were issued by the Company pursuant to an Indenture dated as of May 8, 2001 (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). We understand that the Debentures and Conversion Shares are to be offered and sold from time to time by the holders named in the prospectus forming part of the Registration Statement (the "Prospectus") in the manner described in the Prospectus.

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the initial sale of the Debentures. We have examined such documents as we consider necessary to render this opinion.

         This opinion is limited to the laws of the Commonwealth of Massachusetts and the federal laws of the United States. We are rendering this opinion as though the laws of Massachusetts govern the Indenture and the Debentures notwithstanding the recitation in such documents that they are governed by the laws of the State of New York. This opinion expresses no opinion as to federal or state laws relating to fraudulent transfers.

         Based upon the foregoing, we are of the opinion that:

         1. The Debentures are, and when sold pursuant to the Prospectus will be, the valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         2. The 8,179,231 Conversion Shares being registered have been duly authorized and, when issued and delivered upon conversion of the Debentures in accordance with the terms of the Indenture, will be duly authorized, validly issued, fully paid and nonassessable



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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                                     Very truly yours

                                                     /S/ PALMER & DODGE LLP

                                                     Palmer & Dodge LLP